UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2013 (March 21, 2013)

Array BioPharma Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction
of incorporation)

001-16633	23-2908305
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Walnut Street, Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

303-381-6600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Array BioPharma,” “Array,” “we,” “us” and “our” refer to Array BioPharma Inc., unless the context otherwise provides.

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 21, 2013, Array BioPharma announced the appointment of Michael N. Needle, M.D. as Chief Medical Officer of Array BioPharma to be effective April 1, 2013. Dr. Needle, 53, has more than 14 years of pharmaceutical industry experience in drug development and regulatory affairs. He most recently served as the Chief Medical Officer of the Multiple Myeloma Research Foundation and Consortium (MMRF) from April 2012 to March 2013.  Prior to his tenure at MMRF, he held multiple Vice President level positions at Celgene in Clinical Research and Development in Oncology, Strategic Medical Business Development, and Pediatric Strategy from March 2004 to April 2010.  Dr. Needle also served as the Vice President of Clinical Affairs at ImClone Systems Incorporated from April 2000 to February 2004. Dr. Needle did his fellowship in Pediatric Hematology / Oncology at the Children’s Hospital Medical Center and the Fred Hutchinson Cancer Research Center of the University of Washington in Seattle and the University of Texas M.D. Anderson Cancer Center in Houston.  Dr. Needle has held faculty positions at the University of Pennsylvania and Columbia University.

Pursuant to the terms of an employment agreement entered into between Dr. Needle and Array dated March 18, 2013, Dr. Needle will receive an initial annual base salary of $400,000, subject to periodic adjustment agreed to by Dr. Needle and Array. Dr. Needle will also be entitled to receive a performance bonus for each fiscal year beginning in fiscal 2013 based on Array’s performance against criteria established by the Compensation Committee of the Board of Directors under Array’s annual Performance Bonus Plan. Dr. Needle’s performance bonus is targeted at 40% of his then effective base salary. Array will pay Dr. Needle a signing bonus of $75,000 within 45 days of his start date, provided that if his employment is terminated within the first anniversary of his start date by Array for cause (as defined in the employment agreement) or by Dr. Needle under certain circumstances specified in the employment agreement, he will be required to repay the signing bonus in full. Array will reimburse Dr. Needle for travel and lodging expenses incurred to commute from Dr. Needle’s primary residence in New Jersey to Array’s offices in Boulder, Colorado until such time as Dr. Needle establishes primary residence in Boulder, Colorado. Dr. Needle will be entitled to participate in Array’s standard health, relocation and fringe benefits available to employees generally.

Array has also agreed to grant Dr. Needle stock options to purchase 380,000 shares of Array’s common stock at an exercise price equal to the fair market value of the common stock on the date of grant. The options will vest in four equal annual installments commencing April 1, 2014 and be subject to the other terms of Array’s Amended and Restated Stock Option and Incentive Plan and Array’s form Stock Option Agreement to be entered into between Array and Dr. Needle. The vesting of Dr. Needle’s options will be accelerated in full if his employment terminates as a result of his death. In addition, any unvested options schedule to vest in the year of a termination of Dr. Needle’s employment agreement will vest if the termination is (i) by Array without cause, (ii) by Dr. Needle under certain circumstances or (iii) as a result of Dr. Needle’s disability. In addition, if Dr. Needle’s employment agreement is terminated by Array without cause or by Dr. Needle under certain circumstances within three months prior to or 12 months following a change in control of Array, all unvested options will immediately vest.

Dr. Needle will also be entitled to receive severance equal to one year of his then current base salary if the employment agreement is terminated (i) by Array without cause, (ii) by Dr. Needle under certain circumstances or (iii) as a result of Dr. Needle’s disability. The severance payment, and related option acceleration described above, is conditioned upon Dr. Needle executing a satisfactory release in favor of Array and his continued compliance with the terms of his Noncompete Agreement and Confidentiality and Inventions Agreement with Array.

Dr. Needle’s employment agreement has a term of four years commencing April 1, 2013 and will thereafter renew automatically for additional one-year terms unless either party gives notice to the other party of its or his intent not to renew the agreement within 60 days of expiration of the then effective term.

Dr. Needle also entered into a Noncompete Agreement with Array pursuant to which, during his employment and for a 12-month period after termination of his employment for any reason, he has agreed not to engage in certain competing activities within a 50 mile radius of any area where Array is doing business at the time of such termination and not to solicit Array’s employees or customers. Dr. Needle also entered into Array’s standard Confidentiality and Inventions Agreement.

The foregoing description of the material terms of Dr. Needle’s employment agreement is qualified in its entirety by the terms of the employment agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2013. A copy of the press release announcing Dr. Needle’s appointment is attached hereto as Exhibit 99.1.

Item 9.01                 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release announcing appointment of Michael N. Needle, M.D. as Chief Medical Officer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2013	Array BioPharma Inc.

	By:	/s/ R. Michael Carruthers
R. Michael Carruthers
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release announcing appointment of Michael N. Needle, M.D. as Chief Medical Officer